EXHIBIT 15.1

September 25, 2009

Board of Directors

Texas Industries, Inc.

We are aware of the incorporation by reference in the Post-Effective Amendment Number 9 to Registration Statement Number 2-48986 on Form S-8, Registration Statement Number 33-53715 on Form S-8, Registration Statement Number 333-11604 on Form S-8 (as amended), Registration Statement Number 333-121860 on Form S-8, Registration Statement Number 333-50517 on Form S-3 (as amended) and in the related Prospectuses of our report dated September 25, 2009 relating to the unaudited consolidated interim financial statements of Texas Industries, Inc. that are included in its Form 10-Q for the quarter ended August 31, 2009.

/s/ Ernst & Young LLP

Fort Worth, Texas